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                                                          AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 24, 2003

                                                 SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                                            SCHEDULE TO-I
                                                           AMENDMENT NO. 2
                                      Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
                                               of the Securities Exchange Act of 1934

                                                       MACROVISION CORPORATION
                                    (Name of Subject Company--Issuer and Filing Person--Offeror)

                                                  OPTIONS TO PURCHASE COMMON STOCK,
                                                     PAR VALUE $0.001 PER SHARE
                                                   (Title of Class of Securities)

                                                            55590 4 10 1
                                                (CUSIP Number of Class of Securities)

                                                           IAN R. HALIFAX
                                                       CHIEF FINANCIAL OFFICER
                                                       MACROVISION CORPORATION
                                                        2830 DE LA CRUZ BLVD.
                                                    SANTA CLARA, CALIFORNIA 95050
                                                      TELEPHONE: (408) 743-8600
                                 (Name,address and telephone number of person authorized to receive notices and communications on behalf of Filing Person)

                                                      CALCULATION OF FILING FEE

                           TRANSACTION VALUATION*                                     AMOUNT OF FILING FEE**
------------------------------------------------------------------------------------------------------------------------------------
                              $12,824,362.18                                               $1,037.49

*    Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 1,560,673 shares of common stock of Macrovision Corporation, par value $0.001 per share, having an aggregate value of $12,824,362.18 will be exchanged pursuant to this offer. The aggregate value is calculated based upon the Black-Scholes option pricing model as of
     August 18, 2003.

**   $80.90 per $1,000,000 of the aggregate offering amount (or .00008090 of the aggregate transaction valuation), pursuant to Rule
     0-11 of the Securities Exchange Act of 1934, as amended by Fee Advisory #11 for Fiscal Year 2003, effective February 21, 2003.

[ ]  Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

                          AMOUNT PREVIOUSLY PAID: Not applicable.                FILING PARTY: Not applicable.
                          FORM OR REGISTRATION NO.: Not applicable.              DATE FILED: Not applicable.

[ ]  Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

     Check the appropriate boxes below to designate any transactions to which the statement relates:
         [ ] Third-party tender offer subject to Rule 14d-1.
         [ ] Issuer tender offer subject to Rule 13e-4.
         [ ] Going-private transaction subject to Rule 13e-3.
         [ ] Amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]
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CUSIP NO. 55590 4 10 1

                                   SCHEDULE TO
                                (AMENDMENT NO. 2)

                             INTRODUCTORY STATEMENT

          This is a final Amendment to the Tender Offer Statement on Schedule TO, as amended, filed with the Securities and Exchange Commission on August 20, 2003, in connection with Macrovision Corporation's (the "Company") offer to exchange all stock options to purchase shares of the Company's common stock, par value $0.001 per share, with exercise prices greater than $28.00 per share outstanding under the Company's 2000 Equity Incentive Plan and 1996 Equity Incentive Plan, held by eligible optionholders for new options to purchase shares of common stock to be granted by the Company upon the terms and subject to the conditions set forth in the Offer to Exchange. This Amendment's sole purpose is to report the results of the Offer to Exchange.

ITEM 4.  TERMS OF THE TRANSACTION.

          Item 4(a) of the Schedule TO, as amended, is hereby further amended and supplemented to add the following:

          The Offer expired at 11:59 p.m. Pacific Time, on Friday, September 19, 2003. Pursuant to the Offer to Exchange, the Company accepted for cancellation options to purchase approximately 969,215 shares of common stock, representing approximately 62.1% of the shares subject to options that were eligible to be exchanged under the Offer to Exchange. Approximately 149 Eligible Employees, which represent approximately 74.5% of the Eligible Employees, elected to participate in the Offer to Exchange. Eligible Employees, subject to their continued employment with the Company on the Grant Date of the New Options, will receive New Options to purchase approximately 337,211 shares of common stock in exchange for such cancelled options. We will promptly send each Eligible Employee whose options have been accepted for cancellation a Confirmation of Cancellation of Eligible Options and Promise to Grant New Options, substantially in the form of Exhibit 99.(a)(1)(H), as filed with the Securities and Exchange Commission on August 20, 2003.

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CUSIP NO. 55590 4 10 1


ITEM 12.  EXHIBITS.

EXHIBIT NUMBER                                              DESCRIPTION
------------------------------------------------------------------------------------------------------------------------------------
99.(a)(1)(A)*     Offer to Exchange Outstanding Options to Purchase Common Stock, dated August 20, 2003.
99.(a)(1)(B)*     Summary of Terms of Offer to Exchange Outstanding Options to Purchase Common Stock.
99.(a)(1)(C)*     Form of Electronic Transmittal Letter.
99.(a)(1)(D)*     Form of Stock Option Exchange Election Form.
99.(a)(1)(E)*     Form of Electronic Reminder Notice.
99.(a)(1)(F)*     Form of Electronic Confirmation Notice.
99.(a)(1)(G)*     Form of Slide Presentation to Employees.
99.(a)(1)(H)*     Form of Confirmation of Cancellation of Eligible Options and Promise to Grant New Options.
99.(a)(1)(I)**    Communications to Employees from William A. Krepick, President and Chief Executive Officer, dated April 25, 2003.
99.(a)(1)(J)**    Employee Frequently Asked Questions Document.
99.(a)(1)(K)**    Macrovision Corporation's Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange
                  Commission on April 25, 2003, and incorporated herein by reference.
99.(a)(1)(L)      Macrovision Corporation's Annual Report on Form 10-K for its fiscal year ended December 31, 2002, filed with the
                  Securities and Exchange Commission on March 31, 2003, and incorporated herein by reference.
99.(a)(1)(M)      Macrovision Corporation's Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2003, filed with the Securities and Exchange Commission on May 9, 2003, and incorporated herein by reference.
99.(a)(1)(N)      Macrovision Corporation's Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2003, filed with the
                  Securities and Exchange Commission on August 12, 2003, and incorporated herein by reference.
99.(a)(1)(O)***   Supplement Amending the Offer to Exchange.
99.(a)(1)(P)***   Form of Electronic Notice to Employees of the Supplement Amending the Offer to Exchange.
99.(b)            Not applicable.
99.(d)(1)         Macrovision Corporation's 2000 Equity Incentive Plan, as amended (filed as Annex C to the Company's Definitive
                  Proxy Statement on Schedule 14A, filed on April 25, 2003, and incorporated herein by reference).
99.(d)(2)         Macrovision Corporation's 1996 Equity Incentive Plan, as amended (filed as Exhibit 10.02 to the Company's
                  Registration Statement on Form SB-2, declared effective on March 12, 1997, and incorporated herein by reference).
99.(d)(3)         Macrovision Corporation's 1996 Directors Stock Option Plan (filed as Annex B to the Company's Definitive Proxy
                  Statement on Schedule 14A, filed on April 25, 2003, and incorporated herein by reference).
99.(d)(4)         Macrovision Corporation's 1996 Employee Stock Purchase Plan (filed as Annex A to the Company's Definitive Proxy
                  Statement on Schedule 14A, filed on April 25, 2003, and incorporated herein by reference).
99.(g)            Not applicable.
99.(h)            Not applicable.
*         Previously filed as an exhibit to Schedule TO filed with the Securities and Exchange Commission on August 20, 2003.
**        Previously filed as Preliminary Communications on Schedule TO, filed with the Securities and Exchange Commission on April
          25, 2003, and incorporated herein by reference.
***       Previously filed as an exhibit to Amendment No. 1 to Schedule TO filed with the Securities and Exchange Commission on
          September 8, 2003.
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CUSIP NO. 55590 4 10 1

                                   SCHEDULE TO
                                    SIGNATURE


     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated: September 24, 2003

                                        MACROVISION CORPORATION
                                        By: /s/ Ian R. Halifax
                                        ----------------------------------------
                                        Name: Ian R. Halifax
                                        Title: Sr. Vice President, Finance and
                                               Administration, Chief Financial
                                               Officer and Secretary
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CUSIP NO. 55590 4 10 1


                                                          INDEX OF EXHIBITS

EXHIBIT NUMBER                                              DESCRIPTION
------------------------------------------------------------------------------------------------------------------------------------
99.(a)(1)(A)*     Offer to Exchange Outstanding Options to Purchase Common Stock, dated August 20, 2003.
99.(a)(1)(B)*     Summary of Terms of Offer to Exchange Outstanding Options to Purchase Common Stock.
99.(a)(1)(C)*     Form of Electronic Transmittal Letter.
99.(a)(1)(D)*     Form of Stock Option Exchange Election Form.
99.(a)(1)(E)*     Form of Electronic Reminder Notice.
99.(a)(1)(F)*     Form of Electronic Confirmation Notice.
99.(a)(1)(G)*     Form of Slide Presentation to Employees.
99.(a)(1)(H)*     Form of Confirmation of Cancellation of Eligible Options and Promise to Grant New Options.
99.(a)(1)(I)**    Communications to Employees from William A. Krepick, President and Chief Executive Officer, dated April 25, 2003.
99.(a)(1)(J)**    Employee Frequently Asked Questions Document.
99.(a)(1)(K)**    Macrovision Corporation's Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange
                  Commission on April 25, 2003, and incorporated herein by reference.
99.(a)(1)(L)      Macrovision Corporation's Annual Report on Form 10-K for its fiscal year ended December 31, 2002, filed with the
                  Securities and Exchange Commission on March 31, 2003, and incorporated herein by reference.
99.(a)(1)(M)      Macrovision Corporation's Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2003, filed with the Securities and Exchange Commission on May 9, 2003, and incorporated herein by reference.
99.(a)(1)(N)      Macrovision Corporation's Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2003, filed with the
                  Securities and Exchange Commission on August 12, 2003, and incorporated herein by reference.
99.(a)(1)(O)***   Supplement Amending the Offer to Exchange.
99.(a)(1)(P)***   Form of Electronic Notice to Employees of the Supplement Amending the Offer to Exchange.
99.(b)            Not applicable.
99.(d)(1)         Macrovision Corporation's 2000 Equity Incentive Plan, as amended (filed as Annex C to the Company's Definitive
                  Proxy Statement on Schedule 14A, filed on April 25, 2003, and incorporated herein by reference).
99.(d)(2)         Macrovision Corporation's 1996 Equity Incentive Plan, as amended (filed as Exhibit 10.02 to the Company's
                  Registration Statement on Form SB-2, declared effective on March 12, 1997, and incorporated herein by reference).
99.(d)(3)         Macrovision Corporation's 1996 Directors Stock Option Plan (filed as Annex B to the Company's Definitive Proxy
                  Statement on Schedule 14A, filed on April 25, 2003, and incorporated herein by reference).
99.(d)(4)         Macrovision Corporation's 1996 Employee Stock Purchase Plan (filed as Annex A to the Company's Definitive Proxy
                  Statement on Schedule 14A, filed on April 25, 2003, and incorporated herein by reference).
99.(g)            Not applicable.
99.(h)            Not applicable.
*         Previously filed as an exhibit to Schedule TO filed with the Securities and Exchange Commission on August 20, 2003.
**        Previously filed as Preliminary Communications on Schedule TO, filed with the Securities and Exchange Commission on April
          25, 2003, and incorporated herein by reference.
***       Previously filed as an exhibit to Amendment No. 1 to Schedule TO filed with the Securities and Exchange Commission on
          September 8, 2003.
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